MERRILL LYNCH MORTGAGE INVESTORS TRUST
                               SERIES MLCC 2004-1
                       MORTGAGE PASS-THROUGH CERTIFICATES

                      MERRILL LYNCH MORTGAGE LENDING, INC.
                                     SELLER

                        MERRILL LYNCH CREDIT CORPORATION
                                   ORIGINATOR

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                       Supplement dated November 29, 2004
                                       to
                  Prospectus Supplement dated November 24, 2004
                                       to
                         Prospectus dated June 18, 2004

         Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the prospectus supplement dated November 24, 2004.

         Page S-7 under the heading "Summary of the Prospectus Supplement-Rating of the Certificates" shall be amended by changing the Moody's Rating of the Class 2-A-3 Certificate from "Aaa" to "Aa1".

         Page S-89 under the heading "Ratings" in the Prospectus Supplement, shall be amended by deleting the first paragraph in its entirety and replacing it with the following:

         It is a condition of the issuance of the Class 1-A, Class 2-A-1 and Class 2-A-2 Certificates that they be rated "AAA" by Fitch Ratings ("Fitch") and "Aaa" by Moody's Investors Service, Inc. ("Moody's"; and together with Fitch, the "Rating Agencies"). It is a condition of the issuance of the Class 2-A-3 Certificates that they be rated "AAA" by Fitch and "Aa1 " by Moody's. It is a condition to the issuance of the Class M-1 Certificates that they be rated "AA " by Fitch and "Aa2 " by Moody's. It is a condition to the issuance of the Class M-2 Certificates that they be rated "A" by Fitch and "A2 " by Moody's. It is a condition to the issuance of the Class M-3 Certificates that they be rated "BBB " by Fitch, "Baa2 " by Moody's.

         This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

         Dealers will deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the Mortgage Pass-Through Certificates, Series MLCC 2004-1 and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Mortgage Pass-Through Certificates, Series MLCC 2004-1 will be required to deliver a supplement, prospectus supplement and prospectus for ninety days following the date of this supplement.




                               MERRILL LYNCH & CO.